Corcept Therapeutics Announces First Quarter 2007 Results

MENLO PARK, CA -- 05/09/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, Corcept reported a net loss of $2.5 million, or $0.10 per share, compared to a net loss of $6.7 million, or $0.30 per share, for the first quarter of 2006.

On March 30, 2007, Corcept completed a private placement of 9,000,000 shares of its common stock at a price of $1.00 per share. The investors included Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are significant shareholders in Corcept, members of the Corcept Board of Directors and other accredited investors. The proceeds of the financing will be used to complete the investigation of previous clinical trials, to prepare for the next Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic major depression (PMD), to continue development of our new chemical entities and for working capital.

Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer, commenting on the company's clinical plan, said, "We believe that the confirmation of a drug concentration threshold for efficacy as well as other observations from the company's three recently completed clinical trials will serve as a strong basis for our next Phase 3 study. In the upcoming trial, planned to begin enrollment later in 2007, we expect to use a dose level of 1200 mg once per day for seven days. We believe that this change in dose, as well as other modifications to the protocol, should allow us to demonstrate the efficacy of CORLUX in the treatment of the psychotic features of PMD."

As of March 31, 2007, Corcept had cash, cash equivalents and marketable securities of $14.7 million. The total cash used in the company's operating activities for the first three months of 2007 was $3.6 million.

Commenting on Corcept's financial guidance for 2007, Anne LeDoux, Corcept's Vice President and Controller, stated, "Based on the currently planned timeline of our clinical development program and our discovery research activities, we expect that cash used in operating activities in 2007 will be between $10 million and $15 million. At that pace, our current funds will enable us to continue operations through the first quarter of 2008; we will need to raise additional capital in order to fund our operations beyond that point."

Total operating expenses were $2.7 million for the first quarter of 2007 compared to $7.1 million in the same period in 2006. In the first quarter of 2007, research and development expenses decreased to $1.6 million from $5.8 million in the first quarter of 2006. This decrease was primarily related to the completion in late 2006 of the majority of activities regarding our three Phase 3 trials evaluating CORLUX for treating PMD. Top-line results for two of these trials were reported during 2006. The top-line results for the third Phase 3 trial, Study 06, were announced in a separate press release on March 19, 2007.

General and administrative expenses decreased to $1.1 million for the three months ended March 31, 2007, from $1.3 million for the three months ended March 31, 2006 due to decreases in legal and professional fees, staffing and stock based compensation.

During the quarters ended March 31, 2007 and 2006, the company recognized approximately $108,000 and $121,000, respectively, of revenue from the collaboration with Eli Lilly and Company to conduct a proof-of-concept clinical study evaluating the ability of CORLUX, a GR-II antagonist, to mitigate weight gain associated with the use of olanzapine.

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. PMD is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of PMD. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. The Company is also conducting a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs, its spending plans and milestone dates for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; there can be no assurances that the investigations for the Phase 3 clinical trials will be completed, or that that Corcept will pursue further activities with respect to clinical development of CORLUX. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                       CORCEPT THERAPEUTICS INCORPORATED
                           CONDENSED BALANCE SHEETS
                                (in thousands)

                                                   March 31,   December 31,
                                                     2007         2006
                                                  ------------ ------------
                                                  (Unaudited)    (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                                    $     14,744 $      9,456
  Other current assets                                     368          343
                                                  ------------ ------------
        Total current assets                            15,112        9,799

Other assets                                                96          103
                                                  ------------ ------------
        Total assets                              $     15,208 $      9,902
                                                  ============ ============

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
  Accounts payable                                $        809 $        916
  Other current liabilities                              1,386        2,597
                                                  ------------ ------------
        Total current liabilities                        2,195        3,513
Capital lease obligation, long-term portion                 26           29
                                                  ------------ ------------
        Total liabilities                                2,221        3,542

Total stockholders’ equity                              12,987        6,360
                                                  ------------ ------------

        Total liabilities and stockholders’
         equity                                   $     15,208 $      9,902
                                                  ============ ============

Note:  Derived from audited financial statements at that date.

                    CORCEPT THERAPEUTICS INCORPORATED
                         STATEMENT OF OPERATIONS
                 (in thousands, except per share data)
                             (Unaudited)

                                                    For the Three Months
                                                      Ended March 31,
                                                  ------------------------
                                                      2007        2006

Collaboration revenue                             $       108  $       121
                                                  -----------  -----------

Operating expenses:
 Research and development*                              1,601        5,784
 General and administrative*                            1,135        1,316
                                                  -----------  -----------
       Total operating expenses                         2,736        7,100
                                                  -----------  -----------

Loss from operations                                   (2,628)      (6,979)
                                                  -----------  -----------

Interest and other income, net                             96          252
Other expense                                              (3)          (3)
                                                  -----------  -----------
       Net loss                                   $    (2,535) $    (6,730)
                                                  ===========  ===========

Basic and diluted net loss per share              $     (0.10) $     (0.30)
                                                  ===========  ===========
Shares used in computing basic and diluted net
 loss per share                                        25,932       22,658
                                                  ===========  ===========

*Includes non-cash stock-based compensation of
 the following:
       Research and development                   $        29  $       193
       General and administrative                         221          280
                                                  -----------  -----------
          Total non-cash stock-based
           compensation                           $       250  $       473
                                                  ===========  ===========

CONTACT:
Andrew Galligan
Investor Relations
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com